CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the First Investors Life Series Funds and to the use of our reports dated February 21, 2018 and August 28, 2018 on the financial statements and financial highlights of the First Investors Life Series Balanced Income Fund, First Investors Life Series Government Fund, First Investors Life Series Limited Duration Bond Fund, and First Investors Life Series Total Return Fund, each a series of the First Investors Life Series Funds.  Such financial statements and financial highlights appear in the 2017 Annual Report to Shareholders and 2018 Semi-Annual Report to Shareholders which are incorporated by reference into the Combined Information Statement and Prospectus and Statement of Additional Information on Form N-14.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
September 28, 2018